Exhibit 2.1

SHARE CERTIFICATE

Number	Shares

Baosheng Media Group Holdings Limited

THIS SHARE CERTIFICATE CERTIFIES THAT as of [Transfer date], [Name] of [Address] is the registered holder of [Number] fully paid Ordinary Share(s) of US$0.0096 par value per share in the above named Company which are held subject to, and transferable in accordance with, the Amended and Restated Memorandum and Articles of Association of the Company as currently in effect.

In Witness Whereof the Company has authorized this certificate to be issued on [Transfer date].

By
Director